Exhibit 99.1

AMENDED AND RESTATED GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Allied Gaming & Entertainment Inc., a Delaware corporation (the “Company”);

WHEREAS, certain of the undersigned are parties to that certain Group Agreement, dated October 31, 2024 (the “Original Group Agreement”), for the purpose of, among other things, coordinating their activities with respect to the Company;

WHEREAS, Knighted Pastures, LLC, a California limited liability company and Roy Choi (collectively, “Knighted”), and Walter Ivey Delph III, Jennifer van Dijk, Peter Chun, Howard Donaldson and Adam Rymer (each a “Nominee” and collectively, the “Nominees” and together with Knighted, each a “Party” and collectively, “Parties” or the “Group”) wish to enter into this Amended and Restated Group Agreement (this “Agreement”) to supersede and amend and restate the Original Group Agreement in its entirety; and

WHEREAS, the Parties desire to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2024 and 2025 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of Knighted), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree, on this 2nd day of June 2025, as follows:

1.The Original Group Agreement is hereby superseded in its entirety and shall be of no further force or effect.

2.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein and shall not be responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

3.So long as this Agreement is in effect, each Nominee agrees to provide Knighted advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which such Nominee has, or would have, direct or indirect beneficial ownership so that Knighted has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any of the Nominees. Each Nominee agrees that such Nominee shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Knighted. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

4.So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

5.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

6.Knighted shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

7.Each Party agrees that any filing with the SEC, press release or other communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall first be approved by Knighted.

8.The relationship of the Parties shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Each Party agrees to use his, her or its reasonable efforts to avoid taking any action that may cause any other person or entity to be deemed to be a member of the Group without the prior consent of a Knighted. Except as provided in Section 3 and Section 4, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

9.This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall have the same effect as physical delivery of the paper document bearing the original signature.

10.This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

11.This Agreement shall terminate on the earliest to occur of (i) the certification of the results of the Annual Meeting or (ii) the written agreement of Knighted. Notwithstanding the foregoing, Section 6 (solely with respect to Expenses incurred prior to the termination of this Agreement) and Section 10 shall survive any termination of this Agreement.

12.Each Party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

13.The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties.

14.Each Party acknowledges that Olshan shall act as counsel for both the Group and Knighted relating to their investment in the Company.

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15.Each Party hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Knighted Pastures, LLC

By:	/s/ Roy Choi
	Name:	Roy Choi
	Title:	Manager

/s/ Roy Choi
Roy Choi

/s/ Walter Ivey Delph III
Walter Ivey Delph III

/s/ Jennifer Van Dijk
Jennifer van Dijk

/s/ Peter Chun
PETER CHUN

/s/ Howard Donaldson
hOWARD DONALDSON

/s/ Adam Rymer
ADAM RYMER